Exhibit 99.1

Milpitas, California. September 5, 2008.

Nanometrics Initiates Search for New Chief Financial Officer

Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology equipment, today announced that it has launched a search for a new chief financial officer following the resignation of Gary C. Schaefer to pursue other interests, effective immediately.

Bruce A. Crawford, chief operating officer of Nanometrics, has assumed the role of chief financial officer on an interim basis. Quentin B. Wright, who served as CFO of Nanometrics in 2007, has been named chief accounting officer and will work closely with Bruce to ensure a smooth transition until a permanent CFO is named.

“Bruce has been a key member of the senior management team for over two years and, together with Quentin’s prior experience as CFO, will provide solid finance leadership and ensure a smooth transition until a new CFO is named,” commented Tim Stultz, president and chief executive officer of Nanometrics. “We wish Gary great success in his future endeavors.”

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used in semiconductor manufacturing. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control and optical, electrical and material properties, including the structural composition of silicon and compound semiconductor devices, during various steps of the manufacturing process. These systems enable semiconductor manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on the NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Contact

Investor Relations:

Claire McAdams

Headgate Partners LLC

530-274-0551 tel; 530-274-0531 fax

claire@headgatepartners.com

Company Contact:

Tim Stultz, President & CEO

408-545-6000 tel; 408-232-5910 fax